Exhibit 23.2


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                               [KPMG LETTERHEAD]







                              ACCOUNTANT'S CONSENT



The Board of Directors
Amsterdam Federal Savings and
  Loan Association


We consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 Registration No. 333-06399 and in the Application for Conversion on Form AC of AFSALA Bancorp, Inc. of our report dated November 22, 1995, (except for note 14, which is as of April 26, 1996), on the financial statements of Amsterdam Federal Savings and Loan Association as of September 30, 1995, and for the year then ended. Our report refers to the adoption of the provisions of Statement of Financial Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

We consent to the filing of our opinion regarding the New York State franchise and income tax consequences of the conversion as an exhibit to the Registration Statement and the Application for Conversion on Form AC. We also consent to the references to our firm under the headings "Legal and Tax Matters" and "Experts" and to such opinion in "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Tax Effects" in the related prospectus.



KPMG PEAT MARWICK LLP

/s/ KPMG Peat Marwick LLP

Albany, New York
July 31, 1996